EXHIBIT 23


                         Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Life USA Holding, Inc. of our report dated January 31, 1997 included in the 1996 Annual Report to Shareholders of Life USA Holding, Inc.

Our audits also included the financial statement schedules of Life USA Holding, Inc. listed in item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statements schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-38610) pertaining to the Life USA Holding, Inc. Employee Stock Option Plan, the Registration Statement (Form S-8 No. 33-38821) pertaining to the Life USA Holding, Inc. Employee Savings Plan, and the Registration Statement (Form S-3 No. 33-71068) pertaining to the Life USA Holding, Inc. Option Bonus Program of our report dated January 31, 1997 with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Life USA Holding, Inc.


                                             /s/ Ernst & Young LLP


Minneapolis, Minnesota
March 25, 1997